  Exhibit 99.1

2017 LETTER TO SHAREHOLDERS

To our RELM Wireless Shareholders,

Please allow me to begin by telling you how honored I am to be leading RELM Wireless and its many dedicated employees, who are committed to providing industry-leading products and services of the highest quality, and an enhanced customer experience; a combination that, I believe, will ultimately produce increasing shareholder value.

As you may know, I took the helm as President in January 2017. As I look back on 2017, I see a year full of transformative and positive changes. As we progress toward the future, I believe we’ll reflect on 2017 as a year in which the foundation for success was built.

While some of the changes significantly impacted our financial and operating results, they were all essential to reposition the Company for growth and success in the coming quarters and years. RELM today is a much different Company than it was just one year ago. We have driven significant and far-reaching transformation, from our new name BK Technologies, to our new senior leadership team; from product design and development to manufacturing operations; plus a renewed commitment to Six Sigma quality and customer service. Almost every aspect of the Company has undergone meaningful, positive improvements. Some changes and enhancements are still ongoing, with others planned for the near future. I fully expect that this “evolution”dynamic will continue indefinitely as our team embraces a culture built on a continuous improvement discipline. I believe the Company is emerging from this transformative period with leading-edge products, world-class talent, and much better positioned for growth and profitability. Again, I believe that all these improvements will result in increased shareholder value.

Somewhat obscured by all the changes and related financial charges was our exceptional sales year. At over $39 million, 2017 was our second-best sales year in at least the last 22 years; exceeded only by 2016’s sales, which included over $18 million from one customer, the TSA. Comparatively, sales for 2017 were from a much broader customer base, and without the benefit of one mega-contract. Excluding TSA for comparison purposes, 2017 sales grew 20.9% from 2016. This broad-based success included growth from new state and local customers, which is a strategic focus for us. We also had substantial demand from legacy Federal and State public safety agencies, as well as international sales, primarily in Canada. We invested in growing the sales team and will continue to do so in 2018, as sales is fundamental to our growth plans, and it will continue to be a main focus of mine.

To facilitate our sales efforts, exciting new products and technology are planned. Toward that end, in 2017 we invested in the product design and development teams to strengthen and improve our go-to-market capabilities. Later in 2018 we plan to introduce the first model in our line of multi-band products. Although related development expenses impacted earnings in 2017, and will continue to do so in 2018, this represents a critical investment in the Company’s future. The number of customers requiring a multi-band solution has been rapidly increasing in recent years. Our participation in this segment of the market will complement our existing KNG Series product lines and should enable us to capture greater market share.

Our manufacturing and quality organizations will also be key components for future success. To a large extent, these areas received our primary attention for change and improvement in 2017. During the year we strengthened the Company’s manufacturing and quality leadership, adding experienced, accomplished personnel with backgrounds in Lean Manufacturing and Six-Sigma Quality programs. Thereafter, we launched a comprehensive evaluation of our products, markets and strategies. In some cases the evaluation drove additional costs as our product lines were reconfigured to incorporate new technology and features, and to improve manufacturing processes that will result in better effi 뺭 쿀恀 ciencies that should ultimately translate into more competitive product costs.

Fortunately, the extraordinary charges and expenses incurred during 2017 were largely one-time, non-recurring items. Absent these items, we would have generated a profit for the year.

Most importantly, our core business remains strong. Sales for the past two consecutive years have been the Company’s best in over 20 years. The current product lines are improved, and exciting new products and technology are on the near-term horizon. Our core business is supplemented by strategic investment that has generated exceptional returns and a significant amount of cash. The balance sheet remains strong, with liquidity in cash and accounts receivable, and no debt. Meanwhile, our capital return program has provided shareholders with dividends for seven consecutive quarters, and repurchased shares of our common stock.

We believe the next several years present a unique opportunity for the Company to enter exciting new markets, such as the much anticipated FirstNet, and increase our share of existing markets with the introduction of innovative new products. With the improvements we implemented in 2017, and others that are now underway, we believe the Company is well positioned to excel in this environment. My goal is to lead RELM Wireless to achieve aggressive strategic growth while driving shareholder value. Thank you again for allowing me to share some of my vision for the future, and I look forward to speaking with many of you in 2018.

Timothy A. Vitou

President
RELM Wireless Corporation BK Technologies